Exhibit 99.a(30)

CREDIT SUISSE OPPORTUNITY FUNDS

Certificate of Termination

Termination of Credit Suisse Managed Futures Strategy Fund

as a Series of Credit Suisse Opportunity Funds

The undersigned, being all of the members of the Board of Trustees (the “Board”) of Credit Suisse Opportunity Funds (the “Trust”), a Delaware statutory business trust with transferable units of beneficial interests, DO HEREBY CERTIFY that, pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of November 20, 2024, of Credit Suisse Managed Futures Strategy Fund (the “Fund”), a series of the Trust, on November 20, 2024, the assets of the Fund were transferred (the “Transfer”). As a result of the Transfer, the Fund no longer has any assets.

Therefore, pursuant to Section 11.2 of the Agreement and Declaration of Trust of the Trust, dated May 31, 1995, as heretofore amended, the Board hereby terminates and abolishes the existence of the Fund as a series of the Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Termination as of the 11th day of February, 2025

/s/Laura A. DeFelice
Laura A. DeFelice

/s/Mahendra R. Gupta
Mahendra R. Gupta

/s/Samantha Kappagoda
Samantha Kappagoda

/s/John G. Popp
John G. Popp

/s/Lee M. Shaiman
Lee M. Shaiman